March 3, 2021

Northern Lights Fund Trust III

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 505 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the “Registration Statement”), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 505 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 505 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/THOMPSON HINE LLP

THOMPSON HINE LLP

JMS/AJD

EXHIBIT A

1. Absolute Capital Asset Allocator Fund
2. Absolute Capital Defender Fund
3. ACM Dynamic Opportunity Fund
4. ACM Tactical Income Fund
5. Boyd Watterson Limited Duration Enhanced Income Fund
6. Centerstone International Fund
7. Centerstone Investors Fund
8. Counterpoint Tactical Equity Fund
9. Counterpoint Tactical Income Fund
10. Counterpoint Tactical Municipal Fund
11. CP High Yield Trend ETF
12. Good Harbor Tactical Select Fund
13. HCM Defender 100 Index ETF
14. HCM Defender 500 Index ETF
15. HCM Dividend Sector Plus Fund
16. HCM Income Plus Fund
17. HCM Tactical Growth Fund
18. Issachar Fund
19. Marathon Value Portfolio
20. Newfound Risk Managed U.S. Growth Fund
21. Persimmon Long/Short Fund
22. Pinnacle Sherman Multi-Strategy Core Fund
23. Pinnacle TrendRating Innovative Equity Fund
24. RESQ Dynamic Allocation Fund
25. RESQ Strategic Income Fund
26. Swan Defined Risk Fund
27. Swan Defined Risk Emerging Markets Fund
28. Swan Defined Risk Foreign Fund
29. Swan Defined Risk Growth Fund
30. Swan Defined Risk U.S. Small Cap Fund
31. The Covered Bridge Fund
32. The Teberg Fund